Exhibit 10.52

STOCK PURCHASE, REPRESENTATION,

WARRANTY AND INDEMNITY AGREEMENT

THIS STOCK PURCHASE, REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT (this “Agreement”) is made this 3rd day of January, 2011, by and among Pacific Office Properties, L.P., a Delaware limited partnership (the “Buyer”), Jay H. Shidler, an individual resident of the State of Hawaii; JRI Equities II, LLC, a California limited liability company; MJR Equities, LLC, a California limited liability company; Lawrence J. Taff, an individual resident of the State of Hawaii; and James C. Reynolds, an individual resident of the State of California (each, a “Seller” collectively, the “Sellers”). Each of Buyer and Seller is sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Sellers own all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Pacific Office Management, Inc., a Delaware corporation (“POMI”), the external advisor of Pacific Office Properties Trust, Inc., a Maryland corporation (“POPT”).

B. POPT has elected to internalize its management and become self-managed.

C. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the issued and outstanding shares of the Common Stock currently owned by the Sellers (such shares, the “POMI Shares”), all on the terms and subject to the conditions set forth in this Agreement, in order to expediently obtain the infrastructure necessary for internal management.

D. Buyer, POMI and POPT entered into that certain Amended and Restated Advisory Agreement, dated as of March 3, 2009, as amended by that certain First Amendment to Amended and Restated Advisory Agreement, dated as of September 25, 2009, that certain Second Amendment to Amended and Restated Advisory Agreement, dated as of November 1, 2010, and that certain Third Amendment to Amended and Restated Advisory Agreement, dated as of December 7, 2010 (as so amended, the “Advisory Agreement”).

E. POPT and POMI have entered into a Stock Purchase Agreement pursuant to which POPT shall acquire from POMI the sole outstanding share of Proportionate Voting Preferred Stock (the “PVPS Purchase”).

F. The Buyer, Seller and other parties desire to consummate the PVPS Purchase and to terminate the Advisory Agreement and release the other parties from certain obligations under the Advisory Agreement, in each case immediately prior to the consummation of the transactions contemplated by this Agreement.

G. Sellers have agreed to deposit (collectively, the “Indemnity Deposit”) shares of common stock, par value $.0001 per share, of POPT (“POPT Shares”) or common units of Buyer (“OP Units”) with an aggregate value equal to $2,000,000 (the “Maximum Indemnity

Amount”), valued at a price per share or unit equal to the gross offering price (the “Public Offering Price”) of the public offering of the POPT Shares (the “Public Offering”) commenced promptly following the execution of this Agreement into an “Indemnity Escrow” pursuant to the “Escrow Agreement”, in the form agreed among Buyer, Sellers and the “Escrow Agent” (as defined therein) in order to provide an exclusive remedy for any breaches of the representations and warranties made by Sellers in this Agreement except as otherwise noted herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Illinois.

(c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(d) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(e) “GAAP” means generally accepted accounting principles, as in effect in the United States of America as of the date of determination.

(f) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(g) “Knowledge” means the actual knowledge, without independent inquiry or investigation, of any or all of the Sellers.

(h) “Laws” means law, statues, rules, regulations, codes, orders, ordinances, judgments, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(i) “Loss” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, as well as all collection costs and enforcement expenses incurred in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on collateral or otherwise exercising or enforcing any rights or remedies under pledge and security or other collateral documents, but does not include any diminution in value of Buyer except in the case of breaches of Section 5(l).

(j) “Material Adverse Effect” means with respect to a Person or a Property, as applicable, any material adverse change in any of the assets, business, condition (financial or otherwise), or results of operation solely with respect to the Person or the Property, as the case may be.

(k) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(l) “Prospectus” means POPT’s final prospectus for the Public Offering as filed with the Securities and Exchange Commission.

(m) “Tax” means all federal, state, local and foreign income, withholding, gross receipts, license, property, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(n) “Tenant” means any third party that enters into a Lease with a Property Owner.

Other capitalized terms used herein and throughout this Agreement shall have the meanings set forth elsewhere in this Agreement.

2. Sale and Purchase of the POMI Shares. On the terms and subject to the conditions hereinafter set forth, the Sellers agree to sell, transfer and assign the POMI Shares, free and clear of all security interests, liens, claims, encumbrances, pledges, options, charges and restrictions (on transferability or otherwise), except for any restrictions on transfer arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to the Buyer and the Buyer agrees to purchase the POMI Shares from the Sellers. The purchase price for the POMI Shares shall be $25.00 per share, for an aggregate purchase price of $25,000.00 (the “Purchase Price”).

3. Closing. Subject to the terms of this Agreement, the consummation of the purchase and sale of the POMI Shares (the “Closing”) shall occur upon the satisfaction of the conditions to closing set forth in this Agreement, or such other time as may be mutually agreed to by Buyer and Seller (the “Closing Date”), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed to by Buyer and Sellers.

4. Conditions and Deliveries at Closing.

(a) Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived by such Party at or prior to the Closing:

(i) the Sellers shall have delivered the certificates representing the POMI Shares, together with duly executed instruments of assignment separate from certificate to the Buyer, together with such other documents as may be necessary for the transfer of record ownership of the POMI Shares to the Buyer on the stock records of POMI;

(ii) The PVPS Purchase shall have been consummated;

(iii) the Advisory Agreement shall have been terminated;

(iv) Sellers shall have delivered to Buyer the resignations of all officers and directors of POMI that are requested by the Buyer, effective as of the Closing Date;

(v) The Escrow Agreement shall have been executed by Sellers;

(vi) Each of the representations and warranties made by the Sellers in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); and

(vii) Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have, a Material Adverse Effect with respect to POMI.

(b) Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived by such Party at or prior to the Closing:

(i) the Advisory Agreement shall have been terminated;

(ii) the Escrow Agreement shall have been executed by Buyer; and

(iii) the Buyer shall have delivered the Purchase Price in immediately available funds to the Seller by certified cashier’s check payable to each Seller, or by wire transfer to an account designated by the Seller to the Buyer in writing at least two (2) business days prior to the execution of this Agreement.

5. Representations and Warranties of the Sellers. Sellers hereby represent and warrant to the Buyer, jointly and severally, except as otherwise described in the Prospectus:

(a) Organization; Authority. POMI and each of the Sellers that is an entity is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to (i) in the case of the Sellers, enter into this Agreement and any document included in, or contemplated by, this Agreement (collectively, with this Agreement, “Transaction Documents”), (ii) in the case of the Sellers, carry out the transactions contemplated hereby, and (iii) to carry on its business as presently conducted. To the extent required under applicable Laws, POMI is qualified to do business and in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except in any case where such failure would not have a Material Adverse Effect.

(b) Authorization and Enforceability. The execution, delivery and performance by Sellers of the Transaction Documents have been duly and validly authorized by all necessary actions required of POMI. The Transaction Documents executed and delivered by, or on behalf of, the Sellers constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of each Seller, each enforceable against each Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) Consents and Approvals. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit, qualification, designation, declaration or filing with any Person or Governmental Authority or under any applicable Laws (collectively, “Authorizations”) is required to be obtained by the Sellers as a condition precedent to the execution, delivery and performance of (a) the Transaction Documents and (b) the transactions contemplated thereby.

(d) No Violation. None of the execution, delivery or performance by the Sellers of (a) the Transaction Documents to which the Sellers are a party, and (b) the transactions contemplated thereby, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under, or give to others any right of termination, acceleration, cancellation or other right under, (i) the organizational documents of any Seller that is an entity, (ii) any agreement, document or instrument to which any Seller or any of its assets is bound or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on any Seller, except for, in the case of either or both of clauses (ii) and (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller’s ability to execute, deliver or perform its obligations under the Transaction Documents.

(e) Ownership of the Shares. Each Seller is the sole lawful and beneficial owner of the POMI Shares recorded in the name of such Seller, and the POMI Shares are free and clear of any security interest, claim, lien, pledge, option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act, and the delivery to the Buyer of the POMI Shares in the manner set forth in this Agreement will convey to the Buyer lawful, valid, and indefeasible title thereto, free and clear of any security interest, claim, lien, pledge option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act. Sellers in the aggregate own 100% of the outstanding POMI Shares, and there are no other equity, voting or economic interests in POMI other than the POMI Shares. All of the issued and outstanding of POMI Shares are validly issued and fully paid, and, to the Sellers’ Knowledge, are not subject to preemptive rights and have not been previously transferred, pledged, hypothecated or conveyed, in each case, in accordance with the applicable organization documents of POMI, and are not subject to purchase rights in favor of parties that are not currently holders of interests in POMI.

(f) Brokers and Finders. Neither any Seller nor any person acting on behalf of the Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(g) Licenses and Permits. To Sellers’ Knowledge, all licenses, permits and authorizations required for the day-to-day business operations of POMI (collectively, “Licenses”) have been obtained, are in full force and effect, are in good standing, and to the extent required in connection with the transactions contemplated by this Agreement, are assignable to Buyer; except in each case for Licenses that, if not so obtained or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, POMI has not taken any action that (or failed to take any action where the omission of which) would result in the revocation of any such License where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has POMI received any written notice of alleged violation from any Governmental Authority, or written notice of the intention of any Governmental Authority to revoke any, of any such Licenses, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Litigation. Neither POMI nor its officers and directors has been served with any summons or complaint with respect to any action, suit or proceeding nor, to Sellers’ Knowledge, is any action, suit or proceeding threatened against POMI or its officers and directors which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither POMI nor its officers and directors has been served with any summons or complaint with respect to any pending action, suit or proceeding nor, to Sellers’ Knowledge, is any action, suit or proceeding threatened against POMI or its officers and directors, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, there is no judgment, decree, injunction, or order of Governmental Authority outstanding against POMI or any officer or director of POMI that would reasonably be expected to have a Material Adverse Effect.

(i) Compliance With Laws. To Sellers’ Knowledge, POMI has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. POMI has not received any written notice from any Governmental Authority of (a) any alleged violation by POMI of any Laws or (b) that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation of Laws by POMI, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Insurance. To Sellers’ Knowledge, POMI has caused there to be in place, for the benefit of (a) those real properties that POMI manages (collectively, “Properties”) for all of (i) Buyer and its affiliates (collectively, “PCE”) and (ii) the various joint ventures in which PCE is the managing member or partner (PCE and such joint ventures, the “Property Owners”) (b) the Property Owners, and (c) POMI, public liability, casualty and other insurance coverage with respect to the Properties as POMI reasonably deems necessary and, in all cases, including such coverage as is required under the terms of any financing encumbering the Properties. To Sellers’ Knowledge, each of the insurance policies with respect to each Property is in full force and effect, in all material respects, and all premiums due and payable thereunder have been paid when due. To Sellers’ Knowledge, no Property Owner has received from any insurance company any written notices of cancellation or intent to cancel any insurance in place for the benefit of the Properties and the Property Owners.

(k) Properties.

(i) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Sellers’ Knowledge, no event has occurred, or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any agreement (i) to which any of the Property Owners is a party and that affects, or relates to, the ownership and operation of the Properties or (ii) that encumbers any Property (collectively, “Property Agreements;” provided, however, that Property Agreements do not include leases, licenses, tenancies, possession agreements and occupancy agreements with tenants of each Property), or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party to any Property Agreement or the creation of a lien encumbering any Property. To Sellers’ Knowledge, all Property Agreements are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(ii) To Sellers’ Knowledge, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties, as presently conducted, is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to Sellers’ Knowledge: (a) each Property is in compliance with all Environmental Laws, (b) no Property Owner has received any written notice from any Governmental Authority alleging that such Property Owner’s Property is not in compliance with applicable Environmental Laws, and (c) during any Property Owner’s ownership of its Property, there has not been a release of a hazardous substance on such Property that would require investigation or remediation under applicable Environmental Laws.

(m) Eminent Domain. To Sellers’ Knowledge, there is no existing, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Taxes. To Sellers’ Knowledge:

(i) POMI and each Property Owner has (i) timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and (ii) paid (or had paid on its behalf) all Taxes as required to be paid by it.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against any Property Owner, and no requests for waivers of the time to assess any such Taxes are pending.

(iii) There are no pending or threatened audits, assessments or other actions for, or relating to, any liability in respect of income or material non-income Taxes of any Property Owner; and there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to any Property Owner.

(iv) POMI has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (as well as any similar provision of state and local law) at all times during its existence, and POMI will continue to qualify an S corporation up to and including the day before the Closing Date.

(v) While an S corporation, POMI has not acquired any asset from a C corporation the basis of which is wholly or partially determined by reference to the basis of such asset in the hands of the C corporation within the meaning of Section 1374(d)(8) of the Code.

(o) Non-Foreign Status. None of the Property Owners is a foreign person (as defined in the Code).

(p) Bankruptcy. To Sellers’ Knowledge, no bankruptcy or similar insolvency proceeding has been filed, currently contemplated or threatened, with respect to POPT, POMI or any Property Owner.

(q) Employees. To Sellers’ Knowledge, no Property Owner has or has ever had any employees. As of the date hereof, to Sellers’ Knowledge, POMI employs 72 full-time employees and no part-time employees. POMI has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. POMI has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of POMI and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Contracts and Commitments. To Sellers’ Knowledge, no Property Owner is a party to any agreements for (a) the sale of its assets or for the grant to any Person of any preferential right to purchase any such assets or (b) the acquisition of any operating business, assets or capital stock of any other corporation, entity or business, other than in the ordinary course of business, entered into during the last twelve (12) months.

(s) POMI Contracts. Schedule 5(s) lists, to the Sellers’ Knowledge, all of the following contracts or other arrangements to which POMI is a party or by which any of its assets is bound, in each case as of the date hereof (the “POMI Contracts”): (i) all written contracts; (ii) all contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of POMI or any of its employees or other Persons who primarily provide services for it or, following the Closing, any of its Affiliates to engage in any business activity or compete with any Person; (iii) all material partnership, joint venture, stockholders’ or other similar contracts or arrangements with any Person; (iv) all contracts or other arrangements related to indebtedness of the Advisor in excess of $50,000; (v) all contracts or other arrangements involving payments by or to POMI of more than $50,000; (vi) all contracts or other arrangements for the purchase of materials, supplies, equipment, software or technology providing for payments in excess of $50,000; (vii) all contracts or other arrangements pursuant to which POMI is a lessee of any machinery, equipment, motor vehicle, office furniture, fixtures or other personal property providing for lease payments in excess of $50,000 per year; and (viii) all contracts or other arrangements that are believed by Seller to be material to POMI and are not otherwise required to be included in such Schedule by clauses (i) through (vii). To Sellers’ Knowledge, there are no outstanding breaches or defaults by POMI under any of the written agreements or contracts into which POMI has entered with any or all of the Property Owners, POPT and any third party (the “POMI Contracts”), no event has occurred, that with the giving of notice, the passage of time, of both, shall constitute an event of default or breach under the

POMI Contracts and POMI has not taken any action or failed to take any action with respect to its obligations under any POMI Contracts that violate any applicable Laws, except in any case such as would not have a Material Adverse Effect.

(t) No Fraud, Misappropriation or Embezzlement. To Sellers’ Knowledge, POMI has not committed any act of fraud, misappropriation of funds or embezzlement against any of PCE or POPT.

(u) Leases. To Sellers’ Knowledge, POMI has not taken or failed to take any action that (a) has or will cause any Property Owner to default under or breach its obligations, as landlord, under any of the Leases; (b) constitutes or results in the forgiveness of any Tenant’s obligation to pay any monies, of any nature, due under its respective Lease; (c) constitutes or results in the modification or amendment of any Lease without the knowledge and consent of the Property Owner that is the landlord under such Lease; or (d) obligates any Property Owner to pay any leasing brokerage commission to any licensed real estate broker, with respect to the execution and delivery of any Lease, or any modification or amendment of any Lease, without the knowledge and approval of the applicable Property Owner, in each case in any of (a) through (d) that would reasonably be expected to have a Material Adverse Effect.

(v) Liens and Property Contracts. To Sellers’ Knowledge, POMI (a) has taken no action, or failed to take any action, that has resulted, or shall result, in the encumbrance of any Property with a mechanics lien that would reasonably be expected to have a Material Adverse Effect; and (b) POMI has not entered into any contracts, with third parties, for the performance of any work or services at any Property, except as permitted under any POMI Contracts or as approved by the Property Owner of the affected Property.

(w) Property Liens. To Sellers’ Knowledge, and except as otherwise disclosed to Buyer or such as would not otherwise have a Material Adverse Effect, POMI has not taken any action, nor failed to take any action, that has caused, or shall cause, a breach or default under any loan documents evidencing or securing any loan made to a Property Owner by a third party, which loan is secured by a lien against a Property or the pledge direct or of indirect ownership interests in the Property Owner (collectively, “Property Liens”); and (b), the property and assets that POMI owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances.

(x) Property Encumbrances. To Sellers’ Knowledge, and in addition to POMI’s representation and warranty with respect to Property Liens made in Section 5(w), except as otherwise disclosed to Buyer or such as would not otherwise have a Material Adverse Effect, POMI has not taken any action, or failed to take any action, that has caused, or shall cause (a) a default to occur under any agreements or covenants that are recorded against any Property and are applicable to or obligate any Property Owner (e.g. easements and declarations of covenants, conditions and restrictions); and (b) any Property to be encumbered by any liens (mortgage, deed of trust or otherwise), restrictions or grants to or for the benefit of, any third party, without the approval of the applicable Property Owner.

(y) No Security Interests Granted. To Sellers’ Knowledge, POMI has not taken any action or failed to take any action that has caused, or shall cause, the grant of any security interest, for the benefit of any third party, in the ownership interests or assets of any Property Owner, without the approval of the applicable Property Owner.

(z) Books and Records. To Sellers’ Knowledge, (a) POMI has maintained all books and records required under any POMI Contracts; and (b) all such books and records have been prepared and maintained, to the extent applicable, in compliance with all Laws and the POMI Contracts, and in accordance with GAAP.

(aa) Joint Ventures. To Sellers’ Knowledge, POMI has not taken any action or failed to take any action that has caused or shall cause a breach or default to occur under any operating agreement, limited partnership agreement of joint venture agreement to which POMI is a party except such as would not have a Material Adverse Effect.

(bb) No Subsidiaries or Equity Investments. POMI has no subsidiaries and does not own any equity security in any other Person.

(cc) Labor Relations. There is no unfair labor practice, charge or complaint or other proceeding pending or, to the Sellers’ Knowledge, threatened against POMI. To the Sellers’ Knowledge, POMI complies, and at all material times in the past, has complied in each case in all material respects, with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practice in each case except as would not have a Material Adverse Effect. POMI is not a party to, nor does it have any liability with respect to, any collective bargaining agreement or other labor union contract applicable to its employees. There is no labor strike, slowdown, work stoppage or lockout pending against or affecting POMI.

(dd) Financial Statements. The financial statements and other related financial information of POMI included in the Prospectus (the “Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(ee) No Disputed Accounts Payable. There are no unpaid invoices or bills representing amounts alleged to be owed by POMI, or other alleged obligations of POMI, which, in either case, POMI has disputed or determined to dispute or refuse to pay except such as would not reasonably be expected to have a Material Adverse Effect.

(ff) Absence of Undisclosed Liabilities. Except as and to the extent incurred in the ordinary course of business after the date of the Financial Statements which would not reasonably be expected to have a Material Adverse Effect, POMI has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) in any case that would reasonably be expected to have a Material Adverse Effect.

(gg) No Implied Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 5, the Sellers shall not be deemed to have made any other representation or warranty in connection with this Agreement and the transactions contemplated hereby and thereby.

6. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

(a) Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(b) Authority. The Buyer has the full limited partnership power and authority to enter into, deliver, and perform this Agreement and to consummate the transaction contemplated herein.

(c) No Conflicts. The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, will not (i) require the Buyer to obtain consent or approval of any person or public authority, except as provided in this Agreement, (ii) constitute or result in a breach or violation of, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Buyer is a party; or (iii) violate any law, regulation, judgment or order applicable to the Buyer.

(d) Brokers and Finders. Neither the Buyer nor any person acting on behalf of the Buyer has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(e) No Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or threatened against the Buyer that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

7. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive until the one hundred eightieth (180th) day after the Closing Date; provided that the representations and warranties contained in Section 5(n) (Taxes) shall survive until the first anniversary of the date of this Agreement and that the representations and warranties contained in Section 5(e) (Ownership of the Shares) shall survive until the applicable statute of limitations (any such applicable date, the “Expiration Date”). If written notice of a claim in accordance with Section 10 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

8. Indemnity Deposit. On the Closing Date, Sellers shall deposit the Indemnity Deposit into the Indemnity Escrow in the form of POPT Shares and/or OP Units, with each such security to be valued at the Public Offering Price. For income tax purposes, the parties hereto agree that the Sellers shall be treated as the owners of the Indemnity Deposit, and that each Seller shall be treated as the owner of the portion of the Indemnity Deposit equal to the product of the Indemnity Deposit multiplied by such Seller’s percentage jointly identified by the Sellers in writing at Closing (such Seller’s “Individual Percentage”), and shall report such Indemnity Deposit consistently with the foregoing.

9. Indemnification of Buyer. The Buyer and its directors, officers, employees, agents and representatives (each of which is an “Indemnified Party”), shall be indemnified and held harmless by the Sellers, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Section 5 of this Agreement (subject to the survival limitations set forth in Section 7 hereof) (collectively, the “Indemnified Losses”); provided, the Indemnified Parties shall only be entitled to indemnification for breaches of representations and warranties made pursuant to Section 5 of this Agreement to the extent that the Indemnified Losses with respect to such breaches exceed, in the aggregate, $200,000 (the “Deductible”); and provided, further, that the directors, officers and employees of the Buyer shall be indemnified hereunder only in their capacities as such and not individually. No Indemnified Party (other than the Buyer) may make a claim hereunder without the prior written consent of the Buyer. For the avoidance of doubt, the Sellers shall only be liable for Indemnified Losses (after giving effect to and only for amounts in excess of the Deductible) up to the Maximum Indemnity Amount.

10. Claims.

(a) At the time when any Indemnified Party learns of any potential claim under this Agreement (an “Indemnity Claim”) against the Sellers, it will promptly give written notice (a “Claim Notice”) to the Sellers and the Escrow Agent; provided that the failure to so notify the Sellers or the Escrow Agent shall not prevent recovery under this Agreement, except to the extent that the Sellers shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Indemnity Claim and the amount or good faith estimate of the amount of Losses arising therefrom. The Indemnified Party shall deliver to the Sellers, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Sellers shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Agreement as soon as an Indemnity Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b) Any payment made from the Indemnity Deposit in respect of an Indemnity Claim will be allocated among the Sellers pro rata in accordance with the Individual Percentages.

(c) The Sellers shall be entitled, at their own expense, to elect to assume and control the defense of any Indemnity Claim based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Sellers and reasonably acceptable to the Buyer, if they give written notice of their intention to do so to the Buyer within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Sellers exercise the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Sellers in such defense and make available to the Sellers, at the Sellers’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Sellers. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Sellers, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of POPT as a real investment trust within the meaning of Section 856 of the Code, then POPT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the Sellers’ consent.

11. Delivery and Release of Maximum Indemnity Amount With Respect to Claims. Upon resolution of any Indemnity Claim or portion of an Indemnity Claim as evidenced by a written instruction of the Buyer, in which an officer of the Buyer certifies that the instruction has been approved by either (x) the Sellers or (y) a final arbitral award in accordance with this Agreement, the Escrow Agent shall release the amount and type of Indemnity Deposit specified therein, and shall charge such amount to the Escrow Fund (as defined in the Escrow Agreement). To the extent a disbursement is made in POPT Shares or OP Units, such disbursement, and the charge to the Escrow Fund, shall be determined at a price per POPT Share or OP Unit equal to the Public Offering Price. Upon any disbursement from the Indemnity Deposit pursuant to this Agreement, the Buyer will purchase (at a price per REIT Share or OP Unit, as applicable, equal to the Public Offering Price) such number of the securities as will permit the Escrow Agent to distribute cash in lieu of any fractional shares.

12. Delivery and Release of Indemnity Escrow after 180 Days. Within ten (10) days after the one hundred eightieth (180th) day after the Closing Date (the “Escrow Termination Date”), and at the end of each calendar quarter thereafter while any Indemnity Deposit remains, the Buyer shall deliver to the Seller a notice which shall (i) set forth a list of outstanding Indemnity Claims, together with a good faith estimate of the maximum value (expressed in dollars) of Losses of each such Indemnity Claim and (ii) instruct the Escrow Agent to release to the Sellers any consideration in the Escrow Fund in excess of the aggregate value allocated to the Escrow Fund in accordance with the immediately preceding clause (i).

13. Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud or Indemnity Claims resulting from a breach of a representation or warranty set forth in Section 5(n) and Section 5(e) first learned of by the Indemnified Party after the Escrow Termination Date) shall be recovery from the Indemnity Escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Sellers shall not be liable or obligated to make payments under this Agreement in excess of the Maximum Indemnity Amount (including recoveries from the Indemnity Escrow Fund). In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Agreement.

14. Authorization. For purposes of this Agreement, a decision, act, consent, election or instruction of the Sellers shall be deemed to be authorized if approved in writing by a majority of the Sellers, and the Buyer may rely upon such decision, act, consent or instruction as provided in this Section 14 as being the decision, act, consent or instruction of the Sellers. The Escrow Agent and the Buyer, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction. The Sellers may from time to time by written notice to the Buyer appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Sellers.

15. Termination. In the event that the Closing has not occurred on or prior to February 28, 2011, then either Party may terminate this Agreement by delivering written notice of such termination to the other party.

16. Notices. All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) on the following business day when sent by overnight courier; (c) on dispatch when sent by telecopy, so long as a copy of such communication is immediately thereafter mailed as provided in this Section; and (d) when mailed by registered or certified mail, postage prepaid, return receipt requested, to the Buyer and the Seller at their respective addresses set forth on the signature page attached hereto.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, other than with respect to corporate matters, which shall be governed by the General Corporation Law of the State of Delaware; in all cases without regard to the choice of law principles thereof. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the San Diego metropolitan area before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

18. Entire Agreement; Amendment. This Agreement and the Escrow Agreement contain the entire agreement of the Parties with respect to the subject matter hereof. This Agreement shall not be amended or modified in any respect unless agreed to in writing by all of the Parties hereto.

19. Assignment. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

20. No Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21. Headings. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22. Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

23. Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

25. Counterparts. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all Parties, and all of which together shall constitute a single agreement.

26. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

27. Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

28. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law, statute, rule or regulation will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” and similar expressions means “including without limitation” and unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless otherwise noted, all references to sections, exhibits and schedules are to sections, exhibits and schedules to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. All references to agreements hereunder include all exhibits and schedules to such agreements and shall mean such agreements as they may be amended, restated, supplemented or otherwise modified from time to time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SELLERS:		BUYER:

PACIFIC OFFICE PROPERTIES, L.P.

/s/ Jay H. Shidler Jay H. Shidler		By:	PACIFIC OFFICE PROPERTIES TRUST, INC., its general partner

JRI Equities II, LLC			By:	/s/ Paul M. Higbee
Paul M. Higbee
Director
By:	/s/ James R. Ingebritsen
James R. Ingebritsen
Managing Member

MJR Equities, LLC

By:	/s/ Matthew J. Root
Matthew J. Root
Managing Member

/s/ Lawrence J. Taff
Lawrence J. Taff

/s/ James C. Reynolds
James C. Reynolds

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